FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Thomas Bologna, CEO	Rick Anderson
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	randerson@torrenzano.com

ORCHID CELLMARK REPORTS THIRD QUARTER
 2009 FINANCIAL RESULTS

Strong gains posted in U.K. and U.S. forensic casework revenues

PRINCETON, N.J., October 29, 2009 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading international provider of identity DNA testing services, today reported its financial results for the third quarter of 2009.

Total revenues were $14.7 million for the third quarter of 2009, as compared to $14.9 million for the third quarter of 2008.  On a constant dollar basis, total revenues for the third quarter of 2009 increased to $15.9 million, or 7%, compared to the third quarter of 2008.  The exchange rate movement of the British pound as compared to the U.S. dollar negatively impacted total revenue by approximately $1.2 million.  U.S. forensic casework revenues increased 19% over the third quarter of 2008.  U.K. forensic casework revenues increased by 30% and, on a constant dollar basis, by 50% compared to the third quarter of 2008.

Total U.K. revenues for the third quarter of 2009 rose 11% compared to the third quarter of 2008, primarily as a result of the increase in U.K. forensic revenues which was partially offset by the expected lower volumes of animal DNA testing for scrapie susceptibility.  In British pounds, total U.K. revenues for the third quarter of 2009 rose 28% compared to the third quarter of 2008.  U.S. based revenues for the third quarter of 2009 decreased approximately 13% compared to the third quarter of 2008, primarily due to the decline in CODIS business that was partially offset by the substantial increase in forensic casework business.

The company’s gross margin increased four percentage points over the third quarter of 2008.  Operating loss for the third quarter of 2009 was $465 thousand, a decrease of approximately 70%, compared to a $1.5 million loss for the third quarter of 2008.  On a constant dollar basis, the operating loss for the third quarter of 2009 was $272 thousand.  The sharp reduction in the operating loss was principally due to significantly increased U.S. and U.K. forensic casework revenue, improved gross margins and reduced operating expenses.

Orchid Cellmark reported a net loss of $625 thousand, or $(0.02) per share, for the third quarter of 2009, compared to a net loss of $1.5 million, or $(0.05) per share, for the third quarter of 2008.  Net losses for the third quarters of 2009 and 2008 include charges of $1.0 million and $1.1 million, respectively, for depreciation and amortization.

Operating expenses, excluding cost of service revenue, for the third quarter of 2009 declined to $5.3 million from $5.8 million for the third quarter of 2008 as a result of continued management focus on reducing G&A and marketing and sales expenses, as well as the foreign exchange rate impact on U.K. based expenses.

At September 30, 2009, cash and cash equivalents were $17.0 million, up from the $16.6 million reported at the end of the second quarter, June 30, 2009.

Thomas Bologna, president and chief executive officer of Orchid Cellmark, commented, “Our third quarter results reflect strong growth in our core forensics business both in the U.K. and in the U.S.  In the U.K., we are seeing expanded sample volume from both existing and new contracts.  Our growth in the U.S. forensics casework business is being fueled by the outsourcing of sexual assault kits.”  Mr. Bologna continued, ”We believe we are beginning to see positive trends in our CODIS business as there was a notable increase in both revenue and sample volume in the third quarter of 2009 as compared to the second quarter of this year.”

Mr. Bologna added, "Our gross margins improved significantly in the third quarter of 2009 reflecting the success of our continued focus on operational efficiencies and productivity enhancements, and increased forensic casework business.  On a constant dollar basis, our operating loss dropped to less than $300 thousand, or by more than 80% from a year ago, and we believe the goal of achieving sustainable profitability is within sight.”

Conference Call Information
A conference call with Orchid Cellmark management will be held on Thursday, October 29, 2009 at 10:00 a.m. EDT.  To listen to the conference call, please dial 1-888-893-7720 (US/Canada) or 1-706-758-5085 (Int’l/Local) and ask for the Orchid Cellmark conference call, conference ID 37620896.  To listen to the live or archived webcast via the Internet, please visit the Investor Relations section of the company’s web site at www.orchidcellmark.com.

Non-GAAP Information
Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company’s ongoing financial performance from quarter-to-quarter and year-to-year on a regular basis.  Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not a GAAP performance measure.  We provide constant dollar revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-to-quarter and year-to-year basis of changes in foreign exchange rates.  To present this information, current U.K. revenues in British pounds are converted into U.S. dollars at the average exchange rates in effect during the comparative prior periods and compared to results based upon the actual exchange rates in effect during the current period.  We believe that disclosing revenue changes on a constant dollar basis, viewed in addition to and not in lieu of the company's reported GAAP results, provides additional useful information to investors because it enables them to better understand the level of growth of our business.

About Orchid Cellmark
Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications.  Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals.  The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage.  Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals.  In the agriculture field, the company provides DNA testing services for selective trait breeding.  Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades.  More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark's business operations and outlook; the belief that Orchid Cellmark is beginning to see positive trends in its CODIS business as there was a notable increase in both revenue and sample volume in the third quarter of 2009 as compared to the second quarter of this year; and the belief that the goal of achieving sustainable profitability is within sight.  Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark's products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal and state funds, the timing and amount of contracts put up for bid, and Orchid Cellmark's ability to successfully offer its services directly to U.K. police forces.  These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark's business are discussed under the headings "Risks Related to Our Business" and "Risks Associated with Our Common Stock" in Orchid Cellmark's Annual Report on Form 10-K for the year ended December 31, 2008, as amended, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time.  Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release.  Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise.  Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release.  Actual results may materially differ based on several factors, including those described in the press release.

(See attached Financial Tables)

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and nine months ended September 30, 2009 and 2008

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues:
Service revenues	$14,660	$14,845	$43,190	$44,404
Other revenues	14	27	135	219
Total revenues	14,674	14,872	43,325	44,623

Operating expenses:
Cost of service revenues	9,798	10,500	28,535	31,159
Research and development	228	228	579	654
Marketing and sales	1,245	1,536	3,626	4,659
General and administrative	3,401	3,588	11,146	12,639
Amortization of intangible assets	467	475	1,394	1,429
Total operating expenses	15,139	16,327	45,280	50,540
Operating loss	(465)	(1,455)	(1,955)	(5,917)
Other income (expense), net	39	128	34	846
Loss before income tax expense	(426)	(1,327)	(1,921)	(5,071)
Income tax expense (benefit)	199	132	479	(117)
Net loss	$(625)	$(1,459)	$(2,400)	$(4,954)
Basic and diluted net loss per share	$(0.02)	$(0.05)	$(0.08)	$(0.17)
Shares used in computing basic and diluted net loss per share:	29,935	29,935	29,935	29,935

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2009 and December 31, 2008

(In thousands)

(Unaudited)

	September 30,	December 31,
	2009	2008
Assets:
Current assets
Cash and cash equivalents	$17,003	$14,998
Accounts receivable, net	10,632	9,826
Inventory	1,466	1,262
Prepaids and other current assets	1,091	1,392
Total current assets	30,192	27,478

Fixed assets, net	5,033	5,859
Goodwill	9,423	9,336
Other intangibles, net	6,227	7,570
Other assets	513	406
Total assets	$51,388	$50,649

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$2,667	$2,544
Accrued expenses and other current liabilities	3,084	2,288
Current portion of long-term debt	—	338
Deferred revenue	976	842
Total current liabilities	6,727	6,012
Other liabilities	223	269
Total liabilities	6,950	6,281
Total stockholders’ equity	44,438	44,368

Total liabilities and stockholders’ equity	$51,388	$50,649